Exhibit 10.1*

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”), made as of this 29th day of June, 2012, is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 400, Hanover, MD 21076 (the “Company”) and Leonard E. Moodispaw (the “Employee”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated June 16, 2010 (the “Employment Agreement”);

WHEREAS, the Company and Employee agreed to an Amendment to Employment Agreement dated March 12, 2012; and

WHEREAS, pursuant to Section 9.5 of the Employment Agreement, the Company and Employee wish to further modify the Employment agreement by (1) adding a clawback provision as Sections 2.3 of the Employment Agreement to clarify the process for recovery of performance-based compensation and/or equity awards upon restatement of financial statements and (2) modifying the language in Section 4.4(a) to include a “Best Net” provision.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Second Amendment, the Amendment to Employment Agreement and the Employment Agreement, the parties agree:

1.   The Employment Agreement is hereby amended by adding Section 2.3:

2.3.          Clawback. Notwithstanding any other provisions in this Agreement, any performance-based compensation paid or payable to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, order, or stock exchange listing requirement, will be subject to adjustment and recovery by the Company.

(a)           If the financial statements of the Company are restated for any reason other than for accounting changes that require retrospective treatment or other external reasons not attributable to the Company and its compilation of the financial statements, any performance-based compensation paid to the Employee that was calculated based on the financial statements will be recalculated based on the restated financial statements (“Restatement”). If the performance-based compensation is reduced as a result of the Restatement, Employee shall repay the Company the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid. If the performance-based compensation is increased as a result of Restatement, the Company will pay the Employee the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid.

(b)          If the Employee received equity awards as performance-based compensation and the Employee continues to own the shares on the date of Restatement, Employee shall return to the Company any shares issued in excess of the amount that the Employee should have received, as recalculated in the Restatement. If the excess shares have already been disposed of at the time of the Restatement, Employee shall return the proceeds from the sale of the excess shares to the Company. If the excess shares have been gifted or otherwise transferred, Employee shall return to the Company a number of shares equal to the excess shares or the equivalent fair market value of the excess shares at the time of gifting or transfer. If a Restatement reveals that an Employee should have received an equity award as performance-based compensation, the Company shall issue the number of shares that the Employee should have received based on the Restatement.

(c)          The adjustment period under this Section 2.3 shall extend for three (3) years from the date of receipt of any performance-based compensation. This Section 2.3 shall survive termination of this Agreement for a period of two (2) years, except that this Section 2.3 shall terminate immediately upon a Change of Control, as defined by Section 4.4(b) of this Agreement or the cessation of the Company as a publicly-traded corporation.

(d)          Employee authorizes the Company to withhold from his future wages any amounts that may become due under this Section 2.3.

2.   The Employment Agreement is hereby amended by deleting Section 4.4(a) and replacing it with the following:

4.4(a) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), such that the Total Payments would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”) then (i) if the Total Payments exceed the safe harbor threshold by less than 10%, the payments will be reduced to the safe harbor amount or (ii) if the Total Payments exceed the safe harbor threshold by more than 10%, then Employee shall be entitled to receive the “Best Net” for the Employee’s aggregate severance payments and benefits such that aggregate severance payments and benefits that Employee receives will be either (A) the full amount of severance payments and benefits or (B) an amount of severance payments and benefits reduced to the extent necessary so that Employee incurs no excise tax, whichever results in Employee receiving the greater amount, taking into account applicable federal, state, and local income, employment, and other applicable taxes, as well as the excise tax.

3.   The Employee acknowledges that she has carefully read this Second Amendment and understands and agrees to this Second Amendment.

4.   Capitalized terms used this Second Amendment shall have the meaning assigned to such terms in the Employment Agreement unless otherwise provided in this Second Amendment.

5.   All definitions, terms, and conditions of the Employment Agreement and the First Amendment to the Employment Agreement remain in full force and effect for the duration of the Employment Period.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

THE KEYW CORPORATION:		EMPLOYEE:

By:	/s/ John E. Krobath	/s/ Leonard E. Moodispaw
Name:	John E. Krobath	Leonard E. Moodispaw
Title:	Chief Financial Officer